BBSI Reports Fourth Quarter and Full Year 2013 Financial Results

- Q4 Net Revenues Up 27% to $144.5 Million; Non-GAAP Gross Revenues Up 31% to $779.3 Million -

VANCOUVER, Washington, February 4, 2014 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Financial Highlights vs. Year-Ago Quarter

•	Net revenues up 27% to $144.5 million

•	Gross revenues up 31% to $779.3 million

•	Net income was $5.6 million, or $0.74 per diluted share, compared to $5.8 million, or $0.80 per diluted share

•	Excluding $5.1 million, or $3.1 million after tax, for an increase in workers’ compensation reserve, net income was $8.7 million

•	Excluding $0.42 per diluted share for the increase to workers’ compensation reserve, diluted earnings per share was $1.16

Fourth Quarter 2013 Financial Results

Net revenues in the fourth quarter of 2013 increased 27% to $144.5 million compared to $113.7 million in the fourth quarter of 2012. The increase was due primarily to the continued build in the Company’s co-employed client count and same-store sales growth.

Total non-GAAP gross revenues in the fourth quarter of 2013 increased 31% to $779.3 million compared to $596.7 million in the fourth quarter of 2012 (see “Reconciliation of Non-GAAP Financial Measures” below).

In the fourth quarter of 2013, the Company recorded an additional increase to its self-insured workers’ compensation reserve of $5.1 million, or $3.1 million after tax, equating to $0.42 per diluted share. The increase represents approximately 5% of the Company’s total workers’ compensation reserve and is a result of increased estimated reserves for prior year injury claims, primarily in the state of California.

Taking into account the effect of this expense, net income in the fourth quarter of 2013 was $5.6 million compared to $5.8 million in the year-ago quarter. Diluted earnings per share in the fourth quarter of 2013 was $0.74 compared to $0.80 in the year-ago quarter. Excluding the effect of the increase in workers’ compensation reserve, net income increased 50% to $8.7 million and diluted earnings per share increased 45% to $1.16 in the fourth quarter of 2013.

At December 31, 2013, the Company’s cash, cash equivalents, marketable securities, as well as restricted securities totaled $143.2 million, compared to $82.1 million at December 31, 2012. At December 31, 2013, the Company had no outstanding borrowings on its revolving credit facility.

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Full Year 2013 Financial Results

Net revenues in 2013 increased 32% to $532.8 million compared to $402.7 million in 2012. Total non-GAAP gross revenues in 2013 increased 35% to $2.8 billion compared to $2.1 billion in 2012. The increase was primarily attributable to the previously discussed increase in net PEO clients and same-store sales growth.

Net income in 2013 increased 36% to $17.9 million compared to $13.1 million in 2012. Diluted earnings per share increased 45% to $2.42 compared to $1.67 per diluted common share in 2012.

Management Commentary

“In addition to record revenue and earnings growth in 2013, we accomplished several important strategic initiatives during the year,” said Michael Elich, president and CEO of BBSI. “All clients have now transitioned to our new payroll and data technology platform, which we expect will improve the quality and consistency of BBSI’s offering. We also continued to expand our infrastructure, as we started 12 business units during the year with another 11 in development for the first half of 2014. We also plan to open two new branches, one in San Luis Obispo and a second in Reno, during 2014.

“BBSI remains well positioned for 2014 and beyond. Along with the maturation of our infrastructure and internal talent, our referral network partners remain strong. Going forward, we are focused on becoming a much larger company with a product offering that remains adaptable and predictable long-term.”

First Quarter 2014 Outlook

For the first quarter of 2014, the Company expects gross revenues to increase at least 24% to between $735 million and $755 million compared to $591.2 million in the first quarter of 2013. Diluted loss per common share in the first quarter of 2014 is expected to be between $(0.45) and $(0.50) compared to $(0.36) in the first quarter of 2013. The Company historically incurs losses in the first quarter due to the higher effective payroll taxes at the beginning of each year.

Conference Call

BBSI will conduct a conference call tomorrow, February 5, 2014 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2013. The Company’s president and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Date: Wednesday, February 5, 2014

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-877-941-2068

International dial-in number: 1-480-629-9712

Conference ID: 4663393

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=107533 and via BBSI’s investor relations section at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through March 5, 2014.

Toll-free replay number: 1-877-870-5176

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International replay number: 1-858-384-5517

Replay ID: 4663393

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Service revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

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	(Unaudited)		(Unaudited)
	Fourth Quarter Ended		Year Ended
(in thousands)	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
Professional employer services	$742,181	$562,850	$2,665,714	$1,954,207
Staffing services	37,118	33,856	143,881	126,648
Total revenues	779,299	596,706	2,809,595	2,080,855
Cost of revenues:
Direct payroll costs	658,262	505,507	2,369,282	1,761,984
Payroll taxes and benefits	58,320	44,485	228,903	169,724
Workers' compensation	38,416	24,462	124,886	82,433
Total cost of revenues	754,998	574,454	2,723,071	2,014,141
Gross margin	$24,301	$22,252	$86,524	$66,714

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2013	2012	2013	2012	2013	2012
Revenues:
Professional
employer services	$742,181	$562,850	$(634,774)	$(483,044)	$107,407	$79,806
Staffing services	37,118	33,856	-	-	37,118	33,856
Total revenues	$779,299	$596,706	$(634,774)	$(483,044)	$144,525	$113,662
Cost of revenues	$754,998	$574,454	$(634,774)	$(483,044)	$120,224	$91,410

	(Unaudited)
	Year Ended December 31,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2013	2012	2013	2012	2013	2012
Revenues:
Professional
employer services	$2,665,714	$1,954,207	$(2,276,751)	$(1,678,203)	$388,963	$276,004
Staffing services	143,881	126,648	-	-	143,881	126,648
Total revenues	$2,809,595	$2,080,855	$(2,276,751)	$(1,678,203)	$532,844	$402,652
Cost of revenues	$2,723,071	$2,014,141	$(2,276,751)	$(1,678,203)	$446,320	$335,938

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About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues and earnings expectations for the first quarter of 2014, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2012 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$93,557	$45,747
Marketable securities	19,787	16,748
Trade accounts receivable, net	85,586	63,921
Prepaid expenses and other	3,026	4,854
Deferred income taxes	8,929	8,148
Total current assets	210,885	139,418
Marketable securities	5,909	9,899
Property, equipment and software, net	20,549	18,489
Restricted certificates of deposit	12,789	-
Restricted marketable securities and workers' compensation deposits	11,205	9,726
Other assets	4,165	3,509
Goodwill	47,820	47,820
	$313,322	$228,861

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$220	$220
Line of credit	-	4,532
Accounts payable	3,252	1,995
Accrued payroll, payroll taxes and related benefits	92,516	69,568
Income taxes payable	1,236	272
Other accrued liabilities	313	306
Workers' compensation claims liabilities	35,841	24,541
Safety incentives liabilities	13,086	9,842
Total current liabilities	146,464	111,276
Long-term workers' compensation claims liabilities	76,603	46,023
Long term debt	5,053	5,273
Deferred income taxes	10,787	10,607
Customer deposits and other long-term liabilities	1,862	1,786
Stockholders' equity	72,553	53,896
	$313,322	$228,861

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Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Professional employer service fees	$107,407	$79,806	$388,963	$276,004
Staffing services	37,118	33,856	143,881	126,648
Total revenues	144,525	113,662	532,844	402,652
Cost of revenues:
Direct payroll costs	28,310	25,475	108,800	95,128
Payroll taxes and benefits	58,320	44,485	228,903	169,724
Workers' compensation	33,594	21,450	108,617	71,086
Total cost of revenues	120,224	91,410	446,320	335,938
Gross margin	24,301	22,252	86,524	66,714
Selling, general and administrative expenses	16,948	13,393	60,061	46,450
Depreciation and amortization	550	400	2,037	1,477
Income from operations	6,803	8,459	24,426	18,787
Other income, net	170	105	476	672
Income before taxes	6,973	8,564	24,902	19,459
Provision for income taxes	1,413	2,775	7,010	6,328
Net income	$5,560	$5,789	$17,892	$13,131
Basic income per common share	$0.78	$0.83	$2.52	$1.70
Weighted average basic common shares outstanding	7,165	7,014	7,105	7,723
Diluted income per common share	$0.74	$0.80	$2.42	$1.67
Weighted average diluted common shares outstanding	7,477	7,244	7,397	7,863

Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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